Exhibit (23)(j)
Consent of Independent Auditors

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 32 under the Securities Act of 1933 and Amendment No. 34 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A No. 33-90888 and 811-9010) and related Prospectus and Statement of Additional Information of Transamerica Investors, Inc. and to the incorporation by reference therein of our report dated February 20, 2008, with respect to the financial statements and financial highlights included in its Annual Report for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
April 28, 2008